EXHIBIT 10.11

VIRGINIA FINANCIAL GROUP, INC.

INCENTIVE PLAN FOR EXECUTIVE MANAGERS

INCOME OBJECTIVE

EPS growth

Weighting - 50% of total incentive target

•	Start payment threshold – 6.0% fully diluted EPS growth above 2004 actual. Note that 2005 EPS growth below 6% would result in no incentive payment against this objective.

•	Target Performance – 10% growth

REVENUE GROWTH

Organic Growth in “Value Added” (Net Interest Income + Non-Interest Income - excluding gain/loss on sale of securities, but including revenue gains from acquisitions)

Weighting - 50% of total incentive target

•	Start payment threshold established

•	Target Performance reflecting 10% growth)

•	Payout for performance above target is capped.